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                                                                    Exhibit 23.3


The Board of Directors of
  Western Interstate Bancorp:


We consent to the use of our report included herein and to the reference to our firm under the headings "Summary-Conditions to the Merger; Termination of the Merger Agreement", "Summary -- Certain Federal Income Tax Consequences", "The Merger -- The Merger Agreement -- Conditions to the Merger", "The
Merger -- Certain Federal Income Tax Consequences", "Selected Financial Data of WIB", "Legal and Tax Matters" and "Experts" in the prospectus.


                                       /s/ KPMG PEAT MARWICK LLP
                                       -------------------------
                                           KPMG Peat Marwick LLP


Orange County, California
April 17, 1997